Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement is entered into and is effective as of December 9, 2021, by and between CASI PHARMACEUTICALS, INC., a Delaware corporation having its principal office at 9620 Medical Center Drive, Suite 300, Rockville, MD 20850 (the “Company”) and ALEXANDER ZUKIWSKI (“Executive”).

RECITALS

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement dated April 3, 2017 (the “Agreement”); and

WHEREAS, the Company and Executive desire to make certain amendments to the Agreement.

NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

1.	Paragraph 1 of the Agreement is hereby amended in its entirety and restated as follows:

Employment; Position and Duties; Other Service. Subject to the terms hereof, the Company hereby agrees to employ Executive during the Term (as hereafter defined) to act as, and to exercise all of the powers and functions of, its Chief Medical Officer, Executive Vice-President and to perform such acts and duties and to generally furnish such services to the Company and its subsidiaries as is customary for a senior executive management person with a similar position in like companies. Among other things, and subject to change at the discretion of the Board of Directors (the “Board”), the President and the Chief Executive Officer (the “CEO”), Executive shall play a leading role in developing, advocating and executing the Company’s overall clinical development and regulatory plan. Executive will also be a key member of the Company’s business development team, including participating in the clinical and medical evaluation of business development opportunities, and in the strategic scouting and searching for in-license opportunities from the medical community. Executive will from time to time participate in the Company’s finance and investment relations activities, and attend and make corporate presentations in conferences and investor meetings as requested from time to time by the President or CEO. Executive shall also assume responsibilities for supervision and management of the Rockville, Maryland office, supervision of the U.S. based non-finance staff members and their responsibilities (legal, investor relations, public relations, information technology, office maintenance, human resources, etc.) and investor calls and inquiries. Executive shall report directly to the CEO, and have such other powers, duties and responsibilities as the President, CEO and the Board shall from time to time reasonably prescribe. Executive hereby agrees to accept such employment and shall perform and discharge faithfully, diligently, and to the best of his abilities such duties and responsibilities and shall devote sufficient working time and efforts to the business and affairs of the Company and its subsidiaries. During the Term, Executive will be permitted to (i) maintain a clinical oncology practice, (ii) provide consulting services, up to three (3) days per month, and (iii) serve on the board of directors or the Scientific Advisory Board of companies that are not Competing Companies (as hereafter defined); provided, in each case, that such service does not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company; and provided, further, that such service shall be subject to the consent of the CEO, which consent may be withdrawn in whole or in part at any time. Upon the request of the CEO, but no less frequently than quarterly, Executive shall provide a listing of the companies for which Executive provides such services.

2.	Paragraph 2 of the Agreement is hereby amended and restated in its entirety as follows:

While Executive is employed by the Company during the Term, Executive shall conduct his duties and responsibilities hereunder from the executive office located in Rockville, Maryland and from the Company’s office located in Beijing, China (except for routine and customary business travel), or from such other location as approved by the President or CEO. Executive may participate in a remote work policy, to the extent established by the Company, or as approved by the President or CEO.

3.	Paragraph 3(a) of the Agreement is hereby amended and restated in its entirety as follows:

Base Salary. While the Company employs Executive during the Term, the Company shall pay to Executive an annual base salary (“Base Salary”) of no less than US$522,000, effective as of August 16, 2021, payable in accordance with the Company’s customary payroll policy for its executives.

4.	Paragraph 3(b) of the Agreement is hereby amended by replacing “US$400,000” with “US$522,000”.

5.	The Agreement is hereby amended to add a new paragraph 3(f) of the Agreement, which reads as follows:

Special Bonus. Executive shall be entitled to receive a special one-time bonus in the amount of US$500,000, which shall be payable upon certification by the compensation committee of the Board, in its sole discretion, that a Phase II study of CID-103 demonstrates a Proof of Principle that would support a decision to initiate a Phase III clinical trial, provided that Executive is employed on the date of such certification. Such bonus, if any, shall be paid within sixty (60) days of such certification.

6.	The fifth sentence of paragraph 8(d) of the Agreement is hereby amended and restated to read as follows:

However, in addition to the above, if Executive is terminated by the Company (i) pursuant to this subparagraph 8(d) or (ii) upon the Company’s nonextension of the Term in accordance with Section 4 (provided that Executive is then willing and able to continue to provide services under terms and conditions substantially similar to those in this contract) and for any reason other than Cause, death or Disability, the Company shall (A) pay Executive a payment equal to the amount of his Base Salary that would have been payable had Executive remained employed through the last day of the twelve (12) months following the month in which termination occurred, which payment shall be divided into twelve (12) equal installments and paid monthly in the twelve (12) subsequent months following such termination; and (B) a lump sum payment in an amount equal to twelve (12) months of COBRA premiums for the level of coverage that Executive had in effect as of immediately prior to his termination.

Except as expressly amended herein, all other provisions of the Agreement shall continue in effect and be unaffected hereby.

IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.

THE COMPANY		EXECUTIVE

CASI PHARMACEUTICALS, INC.

By:	/s/ Larry (Wei) Zhang
Name:	Larry (Wei) Zhang	/s/ ALEXANDER ZUKIWSKI
Its:	President